As filed with the Securities and Exchange Commission on February 5, 2026
Registration No. 333-277957
Registration No. 333-270588
Registration No. 333-264331

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________
POST-EFFECTIVE AMENDMENT NO. 1 TO:
REGISTRATION STATEMENT ON FORM S-8 (NO. 333-277957)
REGISTRATION STATEMENT ON FORM S-8 (NO. 333-270588)
REGISTRATION STATEMENT ON FORM S-8 (NO. 333-264331)
UNDER
THE SECURITIES ACT OF 1933
______________________________
INSPIRATO INCORPORATED
(Exact name of registrant as specified in its charter)
______________________________

Delaware	7389	85-2426959
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1544 Wazee Street
Denver, CO 80202
(303) 586-7771
______________________________
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
______________________________

Inspirato Incorporated
1544 Wazee Street
Denver, CO 80202
(303) 586-7771

(Name, address, including zip code, and telephone number, including area code, of agent for service)
______________________________
Copies to:

Scott Craig Rachel E. Ratcliffe Payne Latham & Watkins LLP 300 Colorado Street, Suite 2400 Austin, Texas 78701
(737) 910-7304
______________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

0904340001-1579809772-341/0.1

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES
This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), previously filed by Inspirato Incorporated, a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”):
1.Registration Statement on Form S-8 (Registration No. 333-277957), registering 322,223 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A common stock”), that may be issued pursuant to awards under the Company’s 2021 Equity Incentive Plan (the “2021 Plan”), filed with the SEC on March 15, 2024.
2.Registration Statement on Form S-8 (Registration No. 333-270588) registering 6,203,815 shares of Class A common stock that may be issued pursuant to awards under the 2021 Plan, filed with the SEC on March 16, 2023.
3.Registration Statement on Form S-8 (Registration No. 333-264331) registering (i) 17,002,919 shares of Class A common stock that may be issued pursuant to awards under the 2021 Plan, (ii) 3,415,625 shares of Class A common stock that may be issued pursuant to awards under the 2021 Employee Stock Purchase Plan and (iii) 7,642,024 shares of Class A common stock that may be issued pursuant to outstanding options under the Inspirato LLC 2012 Unit Option Plan, filed with the SEC on April 15, 2022.
On February 3, 2026, the Company completed the transactions contemplated by that certain Agreement and Plan of Merger, dated as of December 16, 2025 (the “Merger Agreement”), by and among Exclusive Investments, LLC, a Delaware limited liability company (“Parent”), Boomerang Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. Pursuant to the Merger Agreement, Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on February 3, 2026 at 4:05 a.m. Eastern time.
As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to its existing registration statements filed with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”) including the Registration Statements. In accordance with the undertakings made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any, as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

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SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on February 5, 2026.
INSPIRATO INCORPORATED

By:	/s/ Sara Whitford

	Name:	Sara Whitford
	Title:	Authorized Signatory

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.
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